Exhibit 99.1

The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425  richard.clark@rd.com


   READER'S DIGEST REPORTS HIGHER 2Q FISCAL 2003 REVENUES, EBITDA, OPERATING
                        PROFITS AND EARNINGS PER SHARE

PLEASANTVILLE, N.Y., January 23, 2003--The Reader's Digest Association, Inc. (NYSE: RDA) today announced earnings for the Fiscal 2003 second quarter ended December 31, 2002 of $0.90 per share, excluding one-time expenses of $0.06 per share related to the recently completed share recapitalization, versus EPS of $0.78 in the Fiscal 2002 second quarter. Including recapitalization costs, earnings were $0.84 per share. Revenues were up 6 percent, to $831 million, EBITDA (segment operating profit, excluding depreciation and amortization) was up 21 percent, to $163 million, and operating profits were up 16 percent, to $147 million, versus the same quarter one year ago. Free cash flow (change in net cash position before dividends, share repurchases, divestitures and acquisitions) improved by $10 million over the prior year to $161 million. (See tables at the end of this release.)

      "The bright spots this quarter were our U.S. businesses, which in aggregate grew operating profits by more than 30 percent. The second quarter typically represents the largest for our higher-margin U.S. businesses, Books Are Fun, Reiman and QSP. All three performed well; in fact, they contributed about 80 percent of the company's operating profits for the quarter. Our mature domestic businesses, U.S. Magazines and U.S. Books and Home Entertainment, dramatically improved operating results on reduced revenues. For the second consecutive quarter, U.S. BHE reduced costs and revenues, and cut operating losses by about half," said Thomas O. Ryder, Chairman and Chief Executive Officer. "These gains were offset by a weaker-than-expected international performance, especially in Europe, where some of our best-performing markets in recent years are experiencing margin pressure operating in weak economies."

      Consolidated revenues grew by 6 percent to $831 million versus the prior-year quarter, driven largely by the addition of Reiman, which contributed $99 million during the second quarter, as well as by 10 percent revenue growth at Books Are Fun and growth at QSP. Excluding Reiman, second quarter revenues declined by 7 percent, reflecting reduced activity and lower response rates in international markets, and planned reductions in mail quantities and revenue reductions after exiting from video, catalog and some series businesses at U.S. BHE. The favorable effects of fluctuations in foreign-currency exchange added 2 percent to the company's revenue and operating profit growth.

      Operating profits of $147 million were 16 percent higher than in the year-ago quarter. This improvement was driven by a 38 percent profit improvement at U.S. Magazines, reflecting the addition of Reiman and profit improvement at Reader's Digest magazine and the Special Interest Publications. North America BHE profits improved by 37 percent, caused by sales-driven profit growth at Books Are Fun and a significantly reduced loss at U.S. BHE. These improvements were offset by lower profits across the International Businesses. Excluding Reiman, operating profits for the company were flat as the weakness in the international business offset strength in the United States.

                                    Outlook

      The company expects continued strength in its U.S. businesses and weakness internationally for the remainder of Fiscal 2003. Due to the sharp decline in international profits and economic weakness in many overseas markets, the company now expects full-year EPS to be in the range of $1.08 to $1.18, excluding recapitalization expenses. This compares with the company's previous guidance of $1.20 to $1.30, which also excluded recapitalization expenses. The reduced guidance reflects an expected decline of more than 40 percent in full-year operating profits in the international segment relative to Fiscal 2002.

      In the third quarter, the company expects earnings of $0.02 to $0.07, compared with $0.16 in the Fiscal 2002 third quarter. The forecast for the Fiscal 2003 third quarter reflects the expected lower international results as well as: a one-time payment under a financial-services agreement in the Fiscal 2002 third quarter; the occurrence of the Easter sales season in the fourth quarter of Fiscal 2003, compared with the third quarter of Fiscal 2002; and, as expected, dilution from the Reiman acquisition of 2 cents in the third quarter of Fiscal 2003. (For the full Fiscal 2003 Reiman results are expected to be accretive by 2 to 3 cents.)

                             Consolidated Results

             Three-Month Periods Ended December 31, 2002 and 2001

Millions of dollars,             Reported       Reported
 except per share data              Q2             Q2        FY 2003 vs. FY 2002
                              Fiscal 2003     Fiscal 2002        Better/(Worse)
                                   (A)

Revenues                       $   830.6      $   784.0      $   46.6        6%
Operating profit               $   146.6      $   126.6      $   20.0       16%
Operating profit margin              18%            16%         2 pt.       N/M
EBITDA                         $   162.6      $   134.6      $   28.0       21%
Other expense,                 $   (13.1)     $    (3.5)     $   (9.6)   (274)%
net
Net income                     $    84.2      $    78.8      $    5.4        7%
Diluted EPS                    $    0.84      $    0.78      $   0.06        8%

   (A) Other expense, net includes one-time expenses directly related to the cost of the share recapitalization of the company of $(5.7) million or $(0.06) per share.

   N/M - Not meaningful.


              Six-Month Periods Ended December 31, 2002 and 2001

Millions of dollars,           Reported        Reported
 except per share data             YTD            YTD       FY 2003 vs. FY 2002
                              Fiscal 2003     Fiscal 2002      Better/(Worse)
                                (A) & (B)
Revenues                      $   1,347.7    $   1,281.5    $   66.2        5%
Operating profit              $     148.6    $     129.4    $   19.2       15%
Operating profit margin               11%            10%        1 pt.      N/M
EBITDA                        $     177.8    $     145.6    $   32.2       22%
Other expense, net            $     (23.2)   $      (8.0)   $  (15.2)   (190)%
Net income                    $      79.0    $      77.7    $    1.3        2%
Diluted EPS                   $      0.78    $      0.76    $   0.02        3%


   (A) Other expense, net includes one-time expenses directly related to the cost of the share recapitalization of the company of $(5.9) million or $(0.06) per share.

   (B) Operating results include other operating items of $2.8 million or $0.02 per share.

    N/M - Not meaningful.


                           OPERATING SEGMENT RESULTS

               North America Books and Home Entertainment (BHE)

      For the Fiscal 2003 second quarter, North America BHE operating profits increased by 37 percent to $28 million, versus $21 million in the second quarter of Fiscal 2002. This improvement was driven by a strong performance by Books Are Fun, which continued to grow at a double-digit rate despite the challenging retail environment and disruptions caused by the West Coast docks work stoppage. U.S. BHE contributed to the improvement by reducing its operating losses almost by half, reflecting the elimination of unprofitable products, ongoing cost improvement initiatives and overhead savings. U.S. BHE continued to diversify its business, reducing its dependence on sweepstakes promotions. This included launching a new micropublishing book about diabetes, marketed direct to customers without sweepstakes. This book was the best-selling U.S. BHE product in the quarter. The division expanded its RD Young Families outside list program via telemarketing and non-sweepstakes direct mail, implemented new programs in its Financial Services business (all non-sweepstakes), and increased sales through in-house channels including QSP and Books Are Fun.

      During the quarter, the company invested in product and marketing for the December 27 national launch of ChangeOne, its first proprietary weight-loss book and diet system. The ChangeOne program, which features a hardcover book for sale by trade and direct marketing as well as a subscription Web site, www.changeone.com, is expected to contribute to results in subsequent quarters. In January, trade sales have been strong, and the book made The New York Times Best-Seller List (No. 10 in Hardcover Advice) and was a "Fastest Mover" on Amazon.com, where it was as high as No. 4 against all book titles.

      Fiscal 2003 second quarter revenues for the NA BHE segment were $199 million, down from revenues of $226 million in Fiscal 2002. The decline largely reflects the planned reduction in sweepstakes-related marketing activity in the United States, partially offset by the gains at Books Are Fun.

                           International Businesses

      International Businesses, comprising BHE and magazines outside of North America, had revenues of $290 million and operating profits of $23 million in the second quarter of Fiscal 2003, compared with revenues of $313 million and operating profits of $37 million in the year-ago quarter. Revenues and profits were lower primarily due to reduced activity and soft response rates.

      Results in Europe were lower for single-sales products, mainly General Books, and some series products in the United Kingdom, France, Germany, and Poland. In part, this has been the result of efforts to rest customer lists and improve single-sales performance. Response rates and advertising revenues were lower in most European markets stemming from weak economies.

      Results were also lower in Latin American and Asian markets, caused by lower performance of single-sales products including General Books, music and video. The greatest declines were in Mexico and Australia, which had reduced mail quantities and lower payment performance.

      Several of the International Businesses are investing in new initiatives like the international expansion of Books Are Fun, QSP, and Reiman as well as new customer-acquisition channels, particularly outside lists and list-sharing programs.

      For the second half of Fiscal 2003, the company is accelerating efforts to cut costs overseas and reduce mailing quantities to limit exposure and mitigate the decline in operating profits during the current unfavorable trading environment.

                                U.S. Magazines

      U.S. Magazines, comprising U.S. Reader's Digest magazine, Special Interest Publications, QSP and Reiman Media Group, had revenues of $342 million, up 40 percent over the year-ago quarter. Revenue growth was driven by the addition of Reiman, which added $99 million of revenues in the quarter and continues to perform as expected at the time of its acquisition. On a comparable basis, Reiman revenues grew 5 percent in the quarter, principally driven by solid year-over-year growth in the book-marketing program. Excluding Reiman, U.S. Magazines revenues were relatively flat versus the prior year. The largest revenue contributor, QSP, grew revenues slightly on gains across all major product categories. Reader's Digest magazine had lower revenues in the quarter, reflecting planned reduced circulation sales as the magazine has been adjusting its circulation level to improve profitability. As part of this effort, in January 2003 the company brought the Reader's Digest circulation rate base to 11 million from 12 million copies. The Special Interest Publications had revenue growth, reflecting improvement in the company's do-it-yourself magazines and at U.S. Selecciones.

      Operating profits were up 38 percent to $95 million, from $69 million in the year- ago period. Profit growth was primarily driven by Reiman, which accounted for $20 million in operating profit. Excluding Reiman, operating profits grew by 9 percent in the quarter, led by profit growth at: Reader's Digest magazine, reflecting lower promotion and customer-acquisition expense; The Family Handyman, American Woodworker and U.S. Selecciones, reflecting improved performance; and QSP. During the quarter, the company invested in the development and introduction of RD Specials, a new series of Digest-size one-time publications that feature content reprinted from Reader's Digest and Reiman magazine titles. RD Specials are sold exclusively at supermarket check-out counters.

      The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global headquarters are located at Pleasantville, New York. The company's main Web site is at www.rd.com.

The company has three operating segments:

   - North America Books and Home Entertainment - Select Editions, series and general books, adult and children's trade, music, video and Young Families and children's products in the United States and Canada; Books Are Fun; Reader's Digest magazine in Canada; QSP Canada; and financial services marketing alliances and other strategic initiatives in the United States and Canada.
   - International Businesses - Products sold in more than 60 countries outside the United States and Canada, including: Select Editions, series and general books, music, video and Young Families products; Reader's Digest magazine in numerous editions and languages, Special Interest magazines in the Czech Republic, a personal finance magazine in the United Kingdom; and financial services marketing partnerships and other strategic initiatives in more than 30 countries.
   - U.S. Magazines - Reader's Digest magazine in the United States; Reiman Media Group, including magazines Taste of Home, Light & Tasty, Quick Cooking, Birds & Blooms, Country, Country Woman, Country Discoveries, Reminisce, Farm & Ranch Living, Your Family and Crafting Traditions, as well as books, cooking schools, country tours and other enterprises; QSP, Inc.; and The Family Handyman, American Woodworker, Reader's Digest Large Type Edition and U.S. Selecciones.

      This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.

                              [Tables to Follow]



                                                                                                              Table 1 of 4

                                             The Reader's Digest Association, Inc. and Subsidiaries
                                                          Consolidated Statements of Income
                                                         (In millions, except per share data)
                                                                          (Unaudited)

                                                Three-month periods ended            Six-month periods ended
                                                   December 31, 2002 and 2001 (A)       December 31, 2002 and 2001 (A)

                                                         Fiscal Years         Better/        Fiscal Years           Better/
                                                      2003         2002       (Worse)       2003        2002        (Worse)

Revenues                                             $830.6       $784.0          6%     $1,347.7    $1,281.5           5%

Product, distribution and editorial expenses         (313.2)      (291.6)        (7%)      (529.1)     (499.1)         (6%)
Promotion, marketing and administrative expenses     (370.8)      (365.8)        (1%)      (672.8)     (653.0)         (3%)
Other operating items                                    --           --         N/M          2.8          --          N/M
                                                     ------       ------       -----      --------    --------       -----
Operating profit                                      146.6        126.6         16%        148.6       129.4          15%

Other income (expense), net                           (13.1)        (3.5)      (274%)       (23.2)       (8.0)       (190%)
                                                     ------       ------       -----      --------    --------       -----
Income before provision for income taxes              133.5        123.1          8%        125.4       121.4           3%

Provision for income taxes                            (49.3)       (44.3)       (11%)       (46.4)      (43.7)         (6%)
                                                     ------       ------       -----      --------    --------       -----
Net income                                            $84.2        $78.8          7%        $79.0       $77.7           2%
                                                     ======       ======       =====      ========    ========       =====

Basic earnings per share:
   Weighted average common shares outstanding          98.9        100.0                     99.1       101.0

   Basic earnings per share                           $0.85        $0.78          9%        $0.79       $0.76           4%
                                                     ======       ======       =====      ========    ========       =====
Diluted earnings per share:
   Weighted average common shares outstanding         100.0        100.0                    100.2       101.2

Diluted earnings per share                            $0.84        $0.78          8%        $0.78       $0.76           3%
                                                     ======       ======       =====      ========    ========       =====

Dividends per common share                            $0.05        $0.05          --        $0.10       $0.10           --


(A)  The company reports on a fiscal year beginning July 1.  The three-month periods ended December 31, 2002 and 2001 are the second fiscal quarters of fiscal year 2003 and fiscal year 2002, respectively.  Operating results for any interim period are not necessarily indicative of the results for an entire year.

N/M - Not meaningful.


                                                                                                                Table 2 of 4
                                                   The Reader's Digest Association, Inc. and Subsidiaries
                                                    Revenues and Operating Profit by Operating Segments
                                                                           (In millions)
                                                                            (Unaudited)

                                                    Three-month periods ended                  Six-month periods ended
                                                  December 31, 2002 and 2001 (A)            December 31, 2002 and 2001 (A)

                                                     Fiscal Years                              Fiscal Years
                                                          Reclassified (B)  Better/                Reclassified (B)   Better/
                                                2003           2002         (Worse)       2003           2002         (Worse)

Revenues

North America Books and Home Entertainment     $199.3          $226.4        (12%)       $314.3          $366.9        (14%)

International Businesses                        289.5           313.2         (8%)        517.8           554.9         (7%)

U.S. Magazines                                  341.8           244.4         40%         515.6           359.7         43%
                                               ------          ------         ---      --------        --------        ----
Total Revenues                                 $830.6          $784.0          6%      $1,347.7        $1,281.5          5%
                                               ======          ======         ===      ========        ========        ====

Operating Profit

North America Books and Home Entertainment      $28.3           $20.6         37%         $31.5            $9.5        232%

International Businesses                         23.0            36.7        (37%)         20.5            49.6        (59%)

U.S. Magazines                                   95.3            69.3         38%          93.8            70.3         33%
                                               ------          ------         ---      --------        --------        ----
Total Segment Operating Profit                 $146.6          $126.6         16%        $145.8          $129.4         13%

Other Operating Items                              --              --         N/M          $2.8              --         N/M
                                               ------          ------         ---      --------        --------        ----
Total Operating Profit                         $146.6          $126.6         16%        $148.6          $129.4         15%
                                               ======          ======         ===      ========        ========        ====


N/M - Not meaningful.

(A)  The company reports on a fiscal year beginning July 1.  The three-month periods ended December 31, 2002 and 2001 are the second fiscal quarters of years 2003 and 2002, respectively.  Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  The results for fiscal 2002 have been reclassified for the elimination of the former New Business Development segment. This segment was redistributed geographically, primarily between North America Books and Home Entertainment and International Businesses.


                                                                   Table 3 of 4

               The Reader's Digest Association, Inc. and Subsidiaries
                            Consolidated Balance Sheets
                                     (In millions)
                                      (Unaudited)


                                                     December 31,   June 30,
                                                          2002        2002
Assets
       Cash and cash equivalents                      $     68.0   $    107.6
       Accounts receivable, net                            395.0        306.0
       Inventories, net                                    166.2        156.0
       Deferred promotion costs                            141.4        140.9
       Prepaid expenses and other current assets           175.7        153.2
                                                      ----------   ----------
Total current assets                                       946.3        863.7

       Property, plant and equipment, net                  161.3        168.1
       Goodwill, net                                     1,004.2      1,004.0
       Other intangible assets, net                        227.8        240.6
       Other noncurrent assets                             417.6        426.3
                                                      ----------   ----------
Total assets                                          $  2,757.2   $  2,702.7
                                                      ==========   ==========

Liabilities and Stockholder's Equity
       Loans and notes payable                        $     47.7   $    132.7
       Accounts payable                                    101.9        102.8
       Accrued expenses                                    272.7        283.2
       Income taxes payable                                 48.7         28.4
       Unearned revenue                                    467.4        426.9
       Other current liabilities                            34.6          6.8
                                                      ----------   ----------
Total current liabilities                                  973.0        980.8

       Long-term debt                                      902.0        818.0
       Unearned revenues                                   139.0        134.8
       Other noncurrent liabilities                        300.8        297.2
                                                      ----------   ----------
Total liabilities                                        2,314.8      2,230.8

       Capital stock                                        14.7         25.5
       Paid-in-capital                                     217.1        224.6
       Retained earnings                                 1,329.7      1,261.2
       Accumulated other comprehensive loss                (90.4)       (89.7)
       Treasury stock, at cost                          (1,028.7)      (949.7)
                                                      ----------   ----------
Total stockholder's equity                                 442.4        471.9
                                                      ----------   ----------
Total liabilities and stockholder's equity            $  2,757.2   $  2,702.7
                                                      ==========   ==========




                                                                                                                   Table 4 of 4

                                              The Reader's Digest Association, Inc. and Subsidiaries
                                                     Consolidated Statements of Cash Flows
                                                                  (In millions)
                                                                   (unaudited)



                                                                       Three-month periods ended       Six-month periods ended
                                                                             December 31,                    December 31,
                                                                           2002          2001           2002           2001

Cash flows from operating activities
Net Income                                                             $   84.2       $   78.8       $   79.0       $   77.7
Depreciation and amortization                                              16.0            8.0           32.0           16.2
Net gain on the sales of a business, certain assets and certain
 investments                                                               (3.9)          (1.6)          (5.3)          (2.3)
Changes in current assets and liabilities, net of effects of acquisitions and dispositions
     Accounts receivables, net                                            (52.5)         (91.6)         (84.5)        (136.8)
     Inventories                                                           44.9           50.7           (9.1)          16.3
     Unearned revenues                                                     (4.3)          36.3           39.7           48.1
     Accounts payable and accrued expenses                                 (4.0)          (9.3)         (13.2)          20.4
     Other, net                                                            51.8           69.5           24.8           32.9
Changes in noncurrent assets and liabilities, net of effects of
 acquisitions and dispositions                                             20.9            7.9           13.8          (14.2)
                                                                       --------       --------       --------       --------
Net change in cash due to operating activities                            153.1          148.7           77.2           58.3

Cash flows from investing activities
Proceeds from maturities and sales of marketable securities
 and short-term investments                                                 1.7            1.6            3.2            1.7

Purchases of marketable securities, licensing agreement and
 other investments                                                           --            0.1           (7.6)            --

Proceeds from other long-term investments                                    --             --             --            2.2
Proceeds from sales of property, plant and equipment                        3.3            0.1            3.4            0.2
Capital expenditures                                                       (3.0)          (4.9)          (6.6)         (11.1)
                                                                       --------       --------       --------       --------
Net change in cash due to investing activities                              2.0           (3.1)          (7.6)          (7.0)

Cash flows from financing activities
Total borrowings, net                                                     (39.0)         (87.0)          (0.4)          56.5
Dividends paid                                                             (5.3)          (5.3)         (10.6)         (10.8)
Common stock repurchased                                                 (101.7)         (35.4)        (101.7)         (64.1)
Proceeds from employee stock purchase plan and exercise of
 stock options                                                              1.8            4.0            1.8            4.5
Other, net                                                                  1.4            0.7            2.6            1.1
                                                                       --------       --------       --------       --------
Net change in cash due to financing activities                           (142.8)        (123.0)        (108.3)         (12.8)

Effect of exchange rate changes on cash                                    (0.3)           0.5           (0.9)           1.4
                                                                       --------       --------       --------       --------
Net change in cash and cash equivalents                                    12.0           23.1          (39.6)          39.9

Cash and cash equivalents at beginning of period                           56.0           52.2          107.6           35.4
                                                                       --------       --------       --------       --------
Cash and cash equivalents at end of period                             $   68.0       $   75.3       $   68.0       $   75.3
                                                                       ========       ========       ========       ========



Note: Free cash flow is defined as the net change in cash less total borrowings,net, common stock repurchased, dividends paid, acquisitions and divestitures (proceeds from other long-term investments). In addition, during the three-month period ended December 31, 2002, the company made $3.0 million ($3.2 million for the six-month period ended December 31, 2002) in cash payments associated with its share recapitalization that were excluded from the free cash flow calculation.